Exhibit 99

Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167

Release	Immediately

Contact	Media: Sara Miller (314-694-5824)

MONSANTO COMPANY ADDS PATRICIA VERDUIN, PH.D., TO BOARD OF DIRECTORS

ST. LOUIS (September 22, 2015) - Monsanto Company (NYSE: MON) announced today the appointment of Patricia Verduin, Ph.D., to the company’s board of directors. Dr. Verduin is vice president and chief technology officer of Colgate-Palmolive Company, a global consumer products company. In her role, she leads the development of Colgate’s products and technologies, including responsibility for product safety, quality and regulatory matters. She joined Colgate in 2007, first serving as vice president of global research and development before assuming her current role in 2011.
Prior to joining Colgate, Dr. Verduin was senior vice president and chief science officer for the Grocery Manufacturers Association, and senior vice president of product quality and development at ConAgra Foods, Inc. She also previously held a variety of senior technical and operational positions at Nabisco, International Home Foods and Lipton. Dr. Verduin has held a variety of senior technical and operational positions at ConAgra Foods, Nabisco, International Home Foods and Lipton. Dr. Verduin has held a variety of senior technical and operational positions at ConAgra Foods, Nabisco, International Home Foods and Lipton. Dr. Verduin has held a variety of senior technical and operational positions at ConAgra Foods, Nabisco, International Home Foods and Lipton.
“On behalf of Monsanto, I am pleased to welcome Dr. Verduin as an independent director to our board,” said Hugh Grant, Monsanto’s chairman of the board and chief executive officer. “Her impressive experience leading research at top companies and organizations will enable her to provide valuable insight to our board on a variety of matters, including how we continue to deliver a broad range of innovative solutions to help nourish our growing world.”

Dr. Verduin’s appointment is effective immediately, and she will stand for election to the board at the 2016 annual meeting of shareowners. She will serve on the science and technology committee and sustainability and corporate responsibility committee.
Dr. Verduin holds a bachelor of science degree in food science from the University of Delaware, a MBA in finance from Farleigh Dickinson University and a Ph.D. in food science from Rutgers University.
The addition of Dr. Verduin to Monsanto’s board brings the number of directors to 14, with 13 independent directors. Additional information on Monsanto’s Board of Directors can be accessed at http://www.monsanto.com/whoweare/Pages/board-of-directors.aspx. For more information on Monsanto’s board committees, visit http://www.monsanto.com/whoweare/Pages/corporate-governance.aspx.

About Monsanto Company
Monsanto is committed to bringing a broad range of solutions to help nourish our growing world. We produce seeds for fruits, vegetables and key crops - such as corn, soybeans, and cotton - that help farmers have better harvests while using water and other important resources more efficiently. We work to find sustainable solutions for soil health, help farmers use data to improve farming practices and conserve natural resources, and provide crop protection products to minimize damage from pests and disease. Through programs and partnerships, we collaborate with farmers, researchers, nonprofit organizations, universities and others to help tackle some of the world’s biggest challenges. To learn more about Monsanto, our commitments and our more than 20,000 dedicated employees, please visit: discover.monsanto.com and monsanto.com. Follow our business on Twitter® at twitter.com/MonsantoCo, on the company blog, Beyond the Rows® at monsantoblog.com or subscribe to our News Release RSS Feed.
-oOo-